EXHIBIT 99.1

TXI Expands Ready Mix Concrete Presence to Central Texas

DALLAS, April 4, 2011 (GLOBE NEWSWIRE) -- Texas Industries (NYSE:TXI) today announced that its subsidiary has acquired the ready mix operations of Transit Mix Concrete and Materials Company, a subsidiary of Trinity Industries, that serve the Central Texas market, stretching from north of San Antonio to Hillsboro, Texas. The transaction was finalized on April 1. This acquisition expands TXI's operations by 23 additional facilities.

This investment allows TXI to optimize the company's growing resources in this region, including the expansion of the Hunter Cement plant, which is currently underway.  It also enhances TXI's Austin aggregates operations.  "We expect this area of the State to continue to experience strong growth, and the addition of these operations and people will solidify TXI's strategic low-cost position through vertical integration and significantly improved efficiency," stated Jamie Rogers, Vice President – Consumer and Concrete Products for TXI.

As a part of the transaction, TXI transferred to Trinity Materials, Inc., also a subsidiary of Trinity Industries, Inc., existing aggregate operations including the Anacoco Sand and Gravel Plant, which serves the Texas and Louisiana markets, and the Paradise and Beckett Sand and Gravel Plants, which both serve the North Texas marketplace.

"While this is a challenging time for our industry and certainly for TXI, we will continue to evaluate additional opportunities that will enhance the company's long-term strategic position," said Mel Brekhus, President and CEO of TXI.

Texas Industries, Inc., a Dallas-based company, is a leading supplier of building materials, including cement, aggregate and concrete.  With operating subsidiaries in six states, TXI is the largest producer of cement in Texas and a major producer in California.  TXI is a major supplier of stone, sand, gravel and expanded shale and clay products, and one of the largest producers of bagged cement and concrete products in the Southwest. TXI shares are traded on the New York Stock Exchange under the symbol "TXI."

The Texas Industries, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6602

Certain statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements may include the words "may", "will", "estimate", "intend", "continue", "believe", "expect", "plan" or "anticipate" and other similar words. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on our business, the cyclical and seasonal nature of our business, the level of construction activity in our markets, abnormal periods of inclement weather, unexpected periods of equipment downtime, unexpected operational difficulties, changes in the cost of raw materials, fuel and energy, changes in the cost or availability of transportation, changes in interest rates, the timing and amount of federal, state and local funding for infrastructure, delays in announced capacity expansions, ongoing volatility and uncertainty in the capital or credit markets, the impact of environmental laws, regulations and claims and changes in governmental and public policy, and the risks and uncertainties described in our reports on Forms 10-K, 10-Q and 8-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to publicly update such statements.

CONTACT:  David Perkins
          Corporate Director
          Communications
          And Government Affairs
          972.647.3911